Exhibit 99.1

Press release issued April 18, 2003

                 Ross Systems, Inc. Estimates 3rd Quarter Profit
                 Per share earnings improve 71% over prior year


ATLANTA April 18, 2003 - Ross Systems, Inc. (NASDAQ: ROSS), a leading provider of enterprise software solutions for manufacturers, announced today that it expects a profit of $0.22 diluted earnings per share (EPS) for its third fiscal quarter of 2003, which ended March 31, 2003. Revenues for the quarter are estimated to exceed $11.4 million. The quarter's results reflect positive operating earnings, which continued to improve over the prior year's same quarter. Total revenue declined 2% from the prior year same quarter while expense management resulted in further improvements in both operating margins and net earnings. Estimates are based upon preliminary results and are subject to final review. "We are pleased with our overall performance in this difficult period of war time distraction as we continued to attract new customers worldwide," said J. Patrick Tinley, Chairman and CEO of Ross Systems. The Company is scheduled to announce the results for the quarter ending March 31, 2003 on May 9, 2003, after completion of routine quarterly review procedures by its external auditors.

About Ross Systems
------------------

Ross Systems, Inc. (NASDAQ: ROSS) delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by over 1,000 customer companies worldwide, the company's family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance.

Publicly traded on the NASDAQ since 1991, Ross's global headquarters are based in the U.S. in Atlanta, Georgia, with sales and support operations around the world.


STATEMENTS IN THIS ANNOUNCEMENT WHICH EXPRESS THAT THE COMPANY "BELIEVES", "ANTICIPATES", "EXPECTS", "PLANS TO..." OR "SHOULD BEGIN TO..." AS WELL AS OTHER STATEMENTS WHICH ARE NOT HISTORICAL FACT, ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY AS A RESULT OF RISKS AND UNCERTAINTIES, INCLUDING QUARTERLY FLUCTUATION OF SOFTWARE PRODUCT LICENSE REVENUE, WEAKENING OF CUSTOMER DEMAND FOR ENTERPRISE SYSTEMS, THE COMPANY'S MAINTENANCE OF A MINIMAL BACKLOG, THE UNCERTAINTY OF DEMAND FOR NEW PRODUCT OFFERINGS AND OTHER

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


RISKS AND UNCERTAINTIES DESCRIBED IN REPORTS FILED BY THE COMPANY WITH THE SEC, INCLUDING THE ANNUAL REPORT ON FORM 10-K FILED FOR THE YEAR ENDED JUNE 30, 2002, AND THE QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED SEPTEMBER 30, 2002 AND DECEMBER 31, 2002.

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